Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2008, which include an explanatory paragraph discussing the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Hickory Tech Corporation on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of HickoryTech Corporation on Form S-3 (No. 333-78051) and Form S-8 (Nos. 333-69827, 033-65142, 033-62718, 033-49704, 333-107932, 333-78051 and 333-127394).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

February 29, 2008